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                                                                     Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


         Mary Ellen Olson and Michelle J. Johnson certify that:

         1. They are the Vice President and Assistant Secretary, respectively, of EME Homer City Holdings Co., a California corporation.

         2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

          "The name of this corporation is Edison Mission Holdings Co."

         3. The foregoing Amendment of Articles of Incorporation has been duly approved by the board of directors.

         4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 100. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


         Date: November 12, 1998.


                                     /s/ Mary Ellen Olson
                                     ----------------------------------------
                                     Mary Ellen Olson, Vice President


                                     /s/ Michelle J. Johnson
                                     ----------------------------------------
                                     Michelle J. Johnson, Assistant Secretary